                                                                     EXHIBIT 11

                           ESSEX INTERNATIONAL INC.

             CALCULATION OF PRO FORMA NET INCOME PER COMMON SHARE

                                                            SIX MONTHS
                                                          ENDED JUNE 30,
                                          YEAR ENDED  ----------------------- ---
 IN THOUSANDS OF DOLLARS,                DECEMBER 31,
   EXCEPT PER SHARE DATA                     1996        1996        1997
 ------------------------                ------------ ----------- -----------
                                                      (UNAUDITED) (UNAUDITED)
    Income before extraordinary
     charge...........................    $   37,508  $   13,986  $   42,670
    Extraordinary charge--net of
     income tax benefit...............         1,183         --          --
                                          ----------  ----------  ----------
    Net income used in calculation of
     pro forma net income per common
     and common equivalent share(a)...    $   36,325  $   13,986  $   42,670
                                          ==========  ==========  ==========
    Weighted average common shares
     outstanding......................    24,040,438  24,031,198  25,990,128
    Common shares issuable in respect
     to common stock equivalents, with
     a dilutive effect................     4,041,994   4,051,885   3,334,909
                                          ----------  ----------  ----------
    Weighted average number of common
     and common equivalent shares(b)..    28,082,432  28,083,083  29,325,037
                                          ==========  ==========  ==========
    Pro forma income per common and
     common equivalent share(c):
      Pro forma income before
       extraordinary charge...........    $     1.34  $      .50  $     1.46
      Extraordinary charge............           .04         --          --
                                          ----------  ----------  ----------
    Pro forma net income per common
     and common equivalent share......    $     1.30  $      .50  $     1.46
                                          ==========  ==========  ==========

--------

(a) In accordance with Securities and Exchange Commission requirements, common shares and common equivalent shares issued during the twelve-month period preceding the IPO have been included in the calculation of income per common share and per common equivalent share as if they were outstanding for all periods. Because the proceeds of the common stock issued in July 1996 were used to redeem all outstanding preferred stock, the preferred stock redemption premium, the preferred stock dividend requirement, and accretion of preferred stock that appear on the income statement as reductions to net income have been excluded from this calculation. In addition, because Management Stockholders' put right expired upon consummation of the IPO, the adjustment to the fair value of common stock subject to put that appears on the income statement as a reduction to net income has also been excluded from this calculation.

(b) Pro forma per share data is computed based upon the weighted average number of common and common equivalent shares, including common stock subject to put, outstanding for all periods presented. Common equivalent shares include outstanding stock options and warrants. Common equivalent shares are not included in the per share calculation where the effect of their inclusion would be antidilutive, except that, in accordance with the Securities and Exchange Commission requirements, common and common equivalent shares issued during the twelve-month period immediately preceding the filing of the IPO have been included in the calculation of pro forma income per common and common equivalent share as if they were outstanding for all periods, using the treasury stock method and the IPO price.

(c) The computation of fully diluted income per share has not been presented herein since the per share amounts do not differ from the primary computation outlined above.